News Release	For Immediate Release

Contact: Jeff Laudin	February 14, 2012
Phone: 402-963-1158
Fax: 402-963-1198

Valmont Announces Fourth Quarter, and

Fiscal Year 2011 Results

Highlights:

•	Fourth quarter Irrigation Segment sales improved 34%, operating income increased 40%.

•	Fourth quarter Utility Support Structures Segment sales rose 63%, operating income doubled.

•
The Company indicated on December 20, 2011, that there would be a one-time positive impact to fourth quarter earnings from the reorganization of the Company’s legal structure. This and other non-recurring tax benefits amounted to $66.2 million or $2.50 per share.

•	Excluding the tax and other one-time items impacting the fourth quarter mentioned above, earnings per diluted share were $1.83 for the quarter.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered products for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services, reported sales for the fourth quarter of $752.7 million compared with $598.7 million for the same period of 2010. Fourth quarter 2011 operating income was $77.4 million versus $62.3 million in 2010. Fourth quarter 2011 net earnings were $114.7 million, or $4.33 per diluted share, versus fourth quarter 2010 net earnings of $34.9 million, or $1.32 per diluted share.

For fiscal 2011, sales were $2.661 billion versus $1.976 billion in 2010. Operating income for fiscal 2011 was $263.3 million versus $178.4 million in 2010. Valmont’s fiscal year net earnings were $228.3 million, or $8.60 per diluted share compared with 2010 fiscal year earnings of $94.4 million, or $3.57 per diluted share, which included the expenses and financing associated with the purchase of Delta plc on May 12, 2010.

Fourth Quarter Review:

“Significantly higher demand for our Utility, Irrigation and Coatings products led to record fourth quarter sales and operating income,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “The Utility Support Structures Segment benefited from needed capacity additions to the North American transmission grid. Irrigation Segment sales were supported by record farm incomes and favorable weather that supported firm demand throughout the quarter in North America. In the Coatings Segment, a combination of increased internal and customer demand drove sales increases. Sales in the Engineered Infrastructure Products Segment were higher mostly due to improved demand in the Asia-Pacific region.

“Higher volumes and operating leverage in the Utility Support Structures, Irrigation and Coatings segments resulted in a 10.3% operating income margin, despite a weak performance in the Engineered Infrastructure Products Segment.”

Fourth Quarter Segment Review:

Utility Support Structures Segment (27% of 4th Quarter Sales)
Steel and concrete structures for the global electric utility industry.

Sales of $202.8 million were 63% higher than 2010, as a result of a significant increase in project orders from utility customers. We believe this demand is indicative of a multi-year period of investment in the North American electrical grid to substantially increase transmission capacity. These additions are designed to improve the reliability of the grid, inter-connect regional grids, and attach newly commissioned alternative energy generation to the grid.

International utility sales were slightly lower.

Operating income doubled to $29.4 million and was 14.5% of sales. The increase in operating income was due to the positive impact of volumes on operating leverage and a more favorable mix of product sales than in 2010.

Irrigation Segment (24% of 4th Quarter Sales)
Center pivot and linear move mechanized irrigation equipment and parts for agriculture in global markets.

Sales rose 34% to $180.6 million, reflecting a continuation of the strong demand trends present in the farm economy. An increase in the global demand for feed-grains is being driven by population growth and dietary improvement. The greater demand led to high crop prices and farm income. With a positive long-term outlook for the agricultural economy, farmers increased their investments in mechanized irrigation equipment to maximize productivity and increase yields. Favorable weather conditions in North America resulted in an early harvest, further strengthening farmer sentiment. International sales benefited from the same global drivers plus successful development in new markets.

Operating income grew 40% to $27.1 million and was 15.0% of segment sales. The improvement in operating income was the result of increased productivity and volume leverage.

Engineered Infrastructure Products Segment (29% of 4th Quarter Sales)
Lighting, traffic and highway safety products, wireless communication structures and components, and industrial gratings and access systems worldwide.

Fourth quarter sales were $220.0 million, a 5% increase over 2010. In North America, commercial lighting sales improved. Transportation lighting and traffic product sales declined due to reduced government funding for multi-year infrastructure projects.

In international markets, European lighting and traffic structure sales rose modestly despite soft market conditions and a competitive pricing environment. In the Asia-Pacific region, light poles and highway safety product sales slowed, while sales of engineered access systems improved.

Sales of wireless communication structures and components were flat in North American markets and lower in China.

Operating income was $9.8 million, or 4.5% of segment sales. Segment operating income reflects approximately $4 million of one-time charges for the quarter previously announced on December 20, 2011. While operating income percentages were at satisfactory levels in the Asia-Pacific region, operating income in Europe and North America was negatively impacted by a continued weak pricing environment.

Coatings Segment (12% of 4th Quarter Sales)
Hot-dip galvanizing, and other coatings to protect against corrosion of steel and aluminum in global markets.

Sales of $88.9 million were 11% greater than last year. Internal demand rose due to higher irrigation and utility volumes. Custom sales rose in global markets due to improved industrial demand.

Operating income increased 30% to $19.1 million, or 21.4% of segment sales.

2011 Review:

“Valmont posted another record year in 2011,” said Mr. Bay. “Results were outstanding in the Irrigation Segment, and the Utility Support Structures and Coatings Segments substantially contributed to full year performance gains. However, our largest segment, Engineered Infrastructure Products, faced headwinds during the year.

“A full year of positive operational performance and contribution by the former Delta operations testifies to the success of that acquisition and its quick integration into the Valmont family of businesses.

“Turning to full-year results by segment, global Irrigation Segment results were driven by increased demand for feed-grains and record farm incomes. International markets were aided by successful development in new markets. Operating income increased due to productivity and volume gains.

“The Utility Support Structures Segment benefited from renewed investments by utility companies in the transmission grid following a slowdown in 2010. Even though the pricing environment was challenging for most of the year, operating margins finished at double-digit levels.

“Engineered Infrastructure Products Segment sales increased due to the full year contribution from the former Delta businesses and improved comparisons in international markets. North American and European infrastructure product sales suffered from reduced government funding for roadway projects. Profitability for the segment fell mostly due to the impact of a weak competitive pricing environment and generally higher material costs.

“Coatings Segment sales and profitability rose due to the full year impact of the former Delta businesses, increased internal demand, and improved industrial demand.

“For the year, operating income as a percent of sales improved to 9.9% from 9.0% in 2010.”

2012 Outlook:

“We expect another strong performance in 2012,” Mr. Bay said, “Currently we see continued strength in the demand for irrigation equipment, and increasing demand for Utility Support Structures. We expect a continued good performance in our Coatings Segment. Our outlook for the Engineered Infrastructure Products Segment is for increased sales and profitability, but still operating in an environment of fiscal austerity and measured government funding for infrastructure projects in 2012.

“With respect to our outlook for earnings, we currently expect revenue growth around 10% and earnings per share to be in the range of $7.30-$7.60 per diluted share.”

An audio discussion of Valmont’s fourth quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 30187306 or via the Internet at 8:00 a.m. CST February 15, 2012, by pointing browsers to: http://www.valmont.com/page.aspx?id=445&pid=21 After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#: 30187306 beginning February 15, 2012 at 10:00 a.m. CST through 12:00 p.m. CST on February 22, 2012.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, industrial access systems, highway safety barriers and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	Fourth Quarter		Year-to-Date
	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	31-Dec-11	25-Dec-10	31-Dec-11	25-Dec-10
Net sales	$ 752,730	$ 598,713	$ 2,661,480	$ 1,975,505
Cost of sales	557,785	441,036	1,994,670	1,455,931
Gross profit	194,945	157,677	666,810	519,574
Selling, general and administrative expenses	117,588	95,358	403,500	341,161
Operating income	77,357	62,319	263,310	178,413
Other income (expense)
Interest expense	(9,460)	(8,062)	(36,175)	(30,947)
Interest income	2,346	1,651	9,265	4,840
Other	(1,867)	649	(2,643)	676
	(8,981)	(5,762)	(29,553)	(25,431)
Earnings before income taxes, noncontrolling
interest, and equity in earnings of
nonconsolidated subsidiaries	68,376	56,557	233,757	152,982
Income tax expense	(46,022)	20,100	4,590	55,008
Earnings before noncontrolling interest, equity in
earnings of nonconsolidated
subsidiaries	114,398	36,457	229,167	97,974
Earnings (losses) in nonconsolidated subsidiaries	3,550	452	8,059	2,439
Net earnings	117,948	36,909	237,226	100,413
Less: Earnings attributable to noncontrolling interests	(3,217)	(2,043)	(8,918)	(6,034)
Net earnings attributable to Valmont Industries, Inc.	$ 114,731	$ 34,866	$ 228,308	$ 94,379

Average shares outstanding (000's) - Basic	26,361	26,133	26,329	26,084
Earnings per share - Basic	$ 4.35	$ 1.33	$ 8.67	$ 3.62

Average shares outstanding (000's) - Diluted	26,499	26,404	26,550	26,420
Earnings per share - Diluted	$ 4.33	$ 1.32	$ 8.60	$ 3.57

Cash dividends per share	$ 0.180	$ 0.165	$ 0.705	$ 0.645

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	Fourth Quarter		Year-to-Date
	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	31-Dec-11	25-Dec-10	31-Dec-11	25-Dec-10

Net sales
Engineered Infrastructure Products	$ 220,003	$ 209,355	$ 817,593	$ 677,314
Utility Support Structures	202,848	124,613	624,870	474,920
Coatings	88,905	80,237	327,322	238,273
Infrastructure products	511,756	414,205	1,769,785	1,390,507

Irrigation	180,640	134,318	666,007	443,371
Other	85,009	66,937	331,986	198,550
Less: Intersegment sales	(24,675)	(16,747)	(106,298)	(56,923)
Total	$ 752,730	$ 598,713	$ 2,661,480	$ 1,975,505

Operating Income
Engineered Infrastructure Products	$ 9,846	$ 20,289	$ 40,753	$ 52,151
Utility Support Structures	29,429	14,753	70,643	51,741
Coatings	19,056	14,609	58,656	42,602
Infrastructure products	58,331	49,651	170,052	146,494

Irrigation	27,136	19,389	107,759	61,973
Other	12,769	8,403	45,670	28,499
Corporate	(20,879)	(15,124)	(60,171)	(58,553)
Total	$ 77,357	$ 62,319	$ 263,310	$ 178,413

The backlog of orders for the principal products manufactured and marketed was $703.0 million at the end of the 2011 fiscal year and $411.0 million at the end of the 2010 fiscal year. We anticipate that most of the backlog of orders will be filled during fiscal year 2012. At year-end, the segments with backlog were as follows (dollar amounts in millions):

	31-Dec-11	25-Dec-10
Engineered Infrastructure Products	$ 208	$ 168
Utility Support Structures	383	168
Irrigation	97	58
Other	15	17
	$ 703	$ 411

Valmont has aggregated its business segments into four reportable segments as follows.

Engineered Infrastructure Products: This segment consists of the manufacture of engineered metal structures and components for global lighting and traffic, wireless communication, roadway safety and access systems applications.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of forged steel grinding media, tubular products, electrolytic manganese dioxide and industrial fasteners, are reported in the "Other" category.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	31-Dec-11	25-Dec-10
ASSETS
Current assets:
Cash and cash equivalents	$ 362,894	$ 346,904
Accounts receivable, net	426,683	410,566
Inventories	393,782	280,223
Prepaid expenses	25,765	23,806
Refundable and deferred income taxes	43,819	32,727
Total current assets	1,252,943	1,094,226
Property, plant and equipment, net	454,877	439,609
Goodwill and other assets	598,256	556,908
	$ 2,306,076	$ 2,090,743

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 235	$ 238
Notes payable to banks	11,403	8,825
Accounts payable	234,537	179,813
Accrued expenses	157,128	153,686
Dividend payable	4,767	4,352
Total current liabilities	408,070	346,914
Long-term debt, excluding current installments	474,415	468,596
Other long-term liabilities	225,680	265,106
Shareholders' equity	1,197,911	1,010,127
	$ 2,306,076	$ 2,090,743

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS
REGULATION G RECONCILIATION
(Dollars in thousands)
(unaudited)
Non-recurring items listed below relate to: a one-time tax benefit from a legal reorganization and the net effect of other significant 2011 non-recurring items.
	Quarter ended December 31, 2011	Diluted earnings per share
Net earnings attributable to Valmont Industries, Inc. - as reported	$ 114,731	$ 4.33

Tax benefit from legal reorganization	(66,026)	-2.49

Other nonrecurring items - net of tax	(215)	-0.01

Net earnings attributable to Valmont Industries, Inc. - Adjusted	$ 48,490	$ 1.83